Exhibit 99.1

Solar EnerTech Announces 2008 First Quarter
Financial Results

Menlo Park, CA, February 7, 2008 - Solar EnerTech Corp. (OTCBB: SOEN) (the "Company") today announced results for the first quarter of fiscal year 2008.

For the fiscal 2008 first quarter ended December 31, 2007, Solar EnerTech reported total revenue of $4.8 million compared to no revenue in the same period of the prior year. The revenue result is in-line with first quarter revenue guidance announced on December 28, 2007. The Company recorded $2.2 million in solar cell and module sales with the remaining portion coming from the resale of raw materials. Module sales were sold mainly to customers in Europe. The Company incurred a negative gross profit of $466,000 for the first quarter ended December 31, 2007 primarily due to low manufacturing volume.

Total operating expense for the fiscal 2008 first quarter was $4.3 million compared to $2.6 million in the prior year period. First quarter operating expense included a $2.4 million non-cash stock compensation charge related to the hiring and retention of key executives. The increase in operating expense was due to an increase in sales and marketing activities and general and administrative expense to support overall growth. The Company also incurred a loss on debt extinguishment of $362,000 related to the conversion of certain Series A convertible notes into common stock and the settlement of all promissory notes with the Company’s common stock.

The Company incurred interest expense charges of $278,000 associated with Series A and B convertible notes as well as gains of $1.1 million and  $115,000 associated with the change in fair market value of compound embedded derivative liability and warrant liability, respectively.

Net loss for the fiscal 2008 first quarter was $3.9 million, or ($0.05) per share, compared to a net loss of $2.6 million, or ($0.03) per share in the same period of the prior year.

Mr. Leo Young, Chief Executive Officer of Solar EnerTech commented, “Our performance in the first quarter met our projections and we are making steady progress increasing sales of solar cells and modules. As we move into the second quarter, we are focused on scaling up our production capabilities and further developing our R&D initiatives.

We are in the process of expanding the size of our manufacturing operations and have moved our solar module manufacturing equipment to our new 21,000 square foot facility located near our existing plant within the Jinqiao Technology Park. This line is expected to be fully operational after the Chinese New Year holiday. As part of this expansion, we have also installed a new testing center for solar module efficiency. These measures will improve our production capabilities and provide us with the necessary space to install a second solar cell production line.

We are also making progress in our joint R&D efforts with Shanghai University. This included the successful implementation, on a testing line in the lab, of a new patent-protected technique that will enable us to decrease wafer thickness, increase the conversion rate of solar cells and reduce silicon consumption. Our joint R&D efforts have also resulted in continued progress on second generation thin film materials and a new processing technology for third generation nano-architectured photovoltaic materials and devices, both of which are expected to have a significant impact on the Company’s future products.”

Financial Outlook

For the fiscal 2008 second quarter ending March 31, 2008, Solar EnerTech expects revenue to be in the range of $7 million to $8 million. The Company expects approximately 80% of sales will be generated from modules sales with the remaining portion coming from the resale of raw materials. The Company’s contract with Sky Solar (Hong Kong) International Co., Ltd, which was announced on December 18, 2007, is scheduled to begin delivery during the fiscal second quarter ending March 31, 2008 with ongoing delivery expected in the fiscal third and fourth quarters ending June 30, 2008 and September 30, 2008.

Mr. Young continued, “We were pleased to have completed another round of financing in January raising $21.4 million. The proceeds from this offering will be used for working capital to fund expansion of production, customer order fulfillment and the installation our second 25MW production line, which is scheduled to be completed by the end of the calendar year.

Overall, we are encouraged with the outlook for our business in fiscal 2008 as we continue to make healthy progress with our business development and R&D initiatives. We expect to increase our manufacturing capacity to 50 Mw, improve our solar processing techniques and further develop new, highly innovative solar products, which can benefit our profit margin and reduce operating costs. We are off to a good start in fiscal 2008 and are well positioned for future growth ahead,” concluded Young.

About Solar EnerTech Corp.

Solar EnerTech is a photovoltaic ("PV") solar energy cell manufacturing enterprise based in Shanghai, China, where the Company has established a sophisticated 42,000-square foot manufacturing plant in Shanghai's Jinqiao Modern Technology Park. Currently, the Company is capable of producing 25Mw of solar cells from its existing production line and the company has plans to install a second 25 Mw production line to better utilize capacity and to meet expected future customer demand.

Solar EnerTech has also established a Joint R&D Lab at Shanghai University to research and develop higher efficiency cells and to put the results of that research to use in its manufacturing processes. Led by one of the industry's top scientists, the Company expects its R&D program to help bring Solar EnerTech to the forefront of advanced solar technology research and production. The Company has also established a marketing, purchasing and distribution arm in Northern California's Silicon Valley.

Safe Harbor Statement

Statements contained in this press release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based largely on current expectations and are subject to a number of known and unknown risks, uncertainties and other factors beyond our control that could cause actual events and results to differ materially from these statements. These statements are not guarantees of future performance, and readers are cautioned not to place undue reliance on these forward-looking statements, which are relevant as of the date of the given press release and should not be relied upon as of any subsequent date. Solar EnerTech undertakes no obligation to update publicly any forward-looking statements.

CONTACT
Bill Zima or Dan Joseph
ICR Inc.
203-682-8200 (Investor Relations)

Unaudited Financial Statements on Next Page

Solar Enertech Corp.
Consolidated Statements of Operations
(Unaudited)
	Quarter Ended December 31,
	2007	2006

Net sales	$4,839,000	$-
Cost of sales	(5,305,000)	-
Gross loss	(466,000)	-

Operating expenses:
Selling, general & administrative	3,885,000	2,509,000
Research & development	97,000	102,000
Loss on debt extinguishment	362,000	-
Total Operating Expenses	4,344,000	2,611,000

Operating Loss	(4,810,000)	(2,611,000)

Other income (expenses):
Interest income	10,000	6,000
Interest expense	(278,000)	-
Gain on change in fair market value of compound embedded derivative	1,099,000	-
Gain on change in fair market value of warrant liability	115,000	-
Other expense	(38,000)	-
Net loss	$(3,902,000)	$(2,605,000)

Net Loss per Share: Basic & Diluted	$(0.05)	$(0.03)

Number of weighted average common shares outstanding: Basic & Diluted	79,168,174	77,176,571

Solar Enertech Corp.
Consolidated Balance Sheets
	December 31, 2007	September 30, 2007
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$1,904,000	$3,908,000
Accounts receivable	1,813,000	913,000
Advance payments and others	5,031,000	6,500,000
Inventory	4,750,000	5,708,000
Tax and other receivable	596,000	590,000
Total Current Assets	14,094,000	17,619,000
Fixed assets, net of accumulated depreciation	4,727,000	3,215,000
Deferred financing costs, net of accumulated amortization	2,401,000	2,540,000
Deposits	1,591,000	1,741,000
Total Assets	$22,813,000	$25,115,000
LIABILITIES AND STOCKHOLDER'S DEFICIT
Current Liabilities:
Accounts payable	$3,908,000	$2,891,000
Customer advance payment	166,000	1,603,000
Accrued interest expense	330,000	615,000
Accrued expenses	700,000	507,000
Accounts payable and accrued liabilities, related parties	3,969,000	3,969,000
Demand note payable to a related party	-	450,000
Demand notes payable	-	700,000
Derivative liabilities	15,000,000	16,800,000
Warrant liabilities	17,275,000	17,390,000
Total Current Liabilities	41,348,000	44,925,000
Convertible notes, net of discount	15,000	7,000
Total Liabilities	41,363,000	44,932,000

Commitments and contingencies
STOCKHOLDER'S DEFICIT:
Common stock - 200,000,000 Shares authorized at $0.001 par value 81,237,051 and 78,827,012 shares issued and outstanding at December 31, 2007 and September 30, 2007, respectively	81,000	79,000
Additional paid in capital	43,890,000	39,192,000
Other comprehensive gain	1,061,000	592,000
Accumulated deficit	(63,582,000)	(59,680,000)
Total Stockholders' Deficit	(18,550,000)	(19,817,000)
Total Liabilities and Stockholders' Deficit	$22,813,000	$25,115,000